Exhibit 10.25

Microsoft PO#	96475523
DealPoint ID #

Amended and Restated Statement of Work ("A&R SOW")

Addresses and contacts for notices

"Microsoft"	"Supplier"
Company Name: Microsoft Corporation	Company Name: Touchpoint Metrics Inc
Primary Contact: Daniel Roundy	Primary Contact: Michael Hinshaw
Address: One Microsoft Way Redmond, WA 98052-6399	Address: 201 Spear Street Suite 1100 San Francisco, CA 94105
Phone number: +1 (425) 7222935	Phone number:
Fax number:	Fax number:
Email: danround@microsoft.com	Email: admin@mcorpconsulting.com
Secondary contact:	Secondary Contact:
Microsoft Supplier Number: 2179424

A&R SOW Effective Date:	November 21, 2014
A&R SOW Expiration Date:	June 30, 2015
DealPoint# for Master Agreement	N/A

"Microsoft"	"Supplier"
Microsoft Signature: ANDY ERLANDSON (ANDY E)	Supplier Signature: LYNN DAVISON
Microsoft Name: Andy Erlandson	Supplier Name: Lynn Davison
Microsoft Title:	Supplier Title: COO
Microsoft Date:	Supplier Date:

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This Amended and Restated Statement of Work ("A&R SOW") amends that certain Statement of Work with an effective date of September 8, 2014, entered into pursuant to the Microsoft Purchase Order Terms and Conditions by the parties hereto. This A&R SOW has the A&R SOW Effective Date set forth above.

1.     Description of Services

Pursuant to and in conformance with any standards, guidelines and/or specifications which may be provided by Microsoft to Supplier from time to time, Supplier shall deliver to and/or perform for Microsoft the following goods, services and/or other items or materials as a work made for hire (collectively, the "Services").

Supplier will apply its proven approach to and methodological system for Customer Experience Management to assist the Microsoft Information Technology organization (MSIT) and the Connected Customer Experience team (SEA/CCE) to define and improve customer experience for customer interactions with Microsoft (CI @ Microsoft), with a focus on the four enterprise customer segments of English-speaking Business Decision Makers, Technical Decision Makers, and one key Influencer Audience for each.

Specifically, MCorp will assist MSIT/CCE and CI @ Microsoft to:

▪	Review and provide input to the final research plan, including sample definition and related data requirements

▪	Conduct qualitative customer research using customer interviews for the decision maker segments (2) and online focus groups for the influencer segments (2) focused on the journeys of these four segments, and codify the resulting perceptions of their customer experience with Microsoft;

▪	Conduct quantitative (statistically projectable) customer research with the two influencer segments, including in-depth analytics on drivers of engagement/loyalty.

▪	For all four audiences, within the context of research limitations (e.g. qualitative vs. quantitative) identify relationships strengths and opportunities, as well as gaps between expectations and actual experience at both the touchpoint and attribute levels.

Microsoft will be responsible for overall project management; acquisition of all customer/respondent contact data in required formats; supply of stakeholder research and workshop summary findings and touchpoint and attribute inventories. MCorp will manage all aspects of the qualitative and quantitative research, including interview and moderator guides, online survey design, programming and distribution; and summary and presentation of key findings from both qualitative and quantitative research.

MCorp will be responsible for the acquisition, management and distribution of incentives for participants in both qualitative and quantitative research. MCorp must ensure that it is the responsibility of the recipient of any incentive, or award established in connection with this project, to report and pay all applicable taxes (including any national insurance contributions) or duties that may be required under any appropriate laws related to its participation in any scheme and in and any awards, amounts, discounts or similar received. Microsoft and its affiliates will not be liable for any taxes, including income taxes,

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withholdings and goods and services taxes (if applicable) or their equivalent, in connection with any award, gift, payment (including in kind) or discounts made to any end recipient by MCorp.

The key activities for each phase of work are as follows:

Phase 1: Immersion - Understand business drivers, concerns, opportunities and issues, and finalize research plan and sampling strategy.

▪    Project Kick-Off, Plan and Scheduling

▪    Review of MS-supplied Interview Summaries, Including Goals and Objectives Articulation

▪    Research Plan and Sampling Strategy review and finalization

Phase 2: Qualitative Insights - Gather qualitative, directional insights into customer views of the customer journey and related experiences through customer interviews and moderated, online focus groups.

▪	Review Microsoft-created materials including Persona and Touchpoint Mapping workshop outputs, and touchpoint Inventories

▪    Develop Customer Interview and Focus Group moderator guides

▪	Conduct Customer Interviews with 2 of the 4 total segments, to be defined in research plan (~36 per segment, ~72 total)

▪	Conduct Online Customer Focus Group Research with 2 of the 4 total segments, to be defined in research plan (2 total, ~15 attendees each, ~30 total)

▪	High-level summary of key themes and insights from Customer Interview and Focus Group research

Phase 3: Quantitative Insights - Gather statistically projectable insights into customer views of the customer journey and related experiences, conducting research to "map" and understand key interactions, touchpoints and emotional aspects of the experience across the customer journey.

▪	Quantitative research completed (~3,440 completes, 2 segments defined per research plan, across 4 geographies; min. 95% CL +/- 5% CI at the segment level)

▪	Data analysis (including loyalty driver analysis) and research summary findings and initial recommendations completed

▪    Key Stakeholder Presentation development

▪    Six month access to Touchpoint Mapping On-Demand (TPM) provided for ~5 Users beginning on
March 1, 2015 and ending August 31, 2015.
All Services shall be treated as Microsoft Confidential Information unless otherwise designated by
Microsoft.

2.         Deliverables/Delivery Schedule

Supplier shall complete and deliver all Services to Microsoft on or before January 30, 2015. The milestone delivery schedule for the Services shall be as follows:
Milestone #	Brief Description of Services to be completed by Supplier and delivered to Microsoft	Due on or Before	Service Fee Due

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Milestone #	Brief Description of Services to be completed by Supplier and delivered to Microsoft	Due on or Before	Service Fee Due
1	Phase 1 deliverables including the completion sample strategy/research plan	10/3/2014	$54,000
2	Phase 2 deliverables including completion of qualitative online focus groups and 1-on-1 interviews.	1/31/2015	$77,000
3	Phase 3 deliverables including the completion of the quantitative web-based research, and access granted to Touchpoint Mapping On-Demand	2/28/2015	$35,500

3.     Payment

3.1   Services Fees

As complete and final payment for Services which have been completed and delivered by Supplier to Microsoft and which have been accepted by Microsoft, Microsoft shall pay Supplier a total fee not to exceed service fees and expenses in the amount of One Hundred Ninety Three Thousand U.S. Dollars ($193,000.00 USD) in accordance with the following terms: The Service Fees for this SOW are a Not to Exceed (NTE) amount based on the Description of Services and may be paid in accordance with the Milestones noted in Section 2 Deliverables/Delivery Schedule. Supplier has taken appropriate steps to understand the project requirements and will deliver the Services at, or below, the NTE cost in section 3.3 Fee Calculation.

3.2   Expenses

Microsoft shall reimburse Supplier up to Five  Thousand US Dollars ($5,000.00 USD) for pre- approved, reasonable and actual travel and travel-related expenses incurred by Supplier in connection with the performance of the Services. All travel expenses hereunder are subject to Microsoft's review and the Microsoft Travel Policy and Supplier must submit appropriate documentation evidencing expenses to be reimbursed.

Microsoft shall reimburse Supplier up to Twenty One Thousand Five Hundred US Dollars ($21,500 USD) for pre-approved, additional Supplier fees, including, but not limited to transcription services, software platform fees, sample acquisition and participant incentives.

3.3   Fee Calculation

For all engagements (Time & Materials and Not to Exceed) the following table is required to capture resource levels associated with the SOW.  All Levels and Rates must be in accordance with established Non-Tech PM Rate Cards. Total cost in the table in 3.3 should align to the total cost of Service Fees, as defined in section 3.1.

	Resource Level	Resource Hourly Bill Rate	Total Hours Needed	Total NTE Cost
1	Level 1: Analyst	$175	70	$12,250.00

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2	Level 2: Consultant/Moderator	$250	114.8	$28,700.00
3	Level 3: Senior Consultant/Research Director	$325	203	$67,600.00
4	Level 4: Engagement Leader/Senior Project Manager	$475	122	$57,950.00
Sub-Total				$166,500.00
Travel Expenses (if any - see Section 3.2, above )				$5,000
Supplier Fees (if any – see Section 3.2, above)				$21,500

Total				$193,000.00

Microsoft has utilized industry standard resource level classifications, and pre-negotiated hourly rates to determine NTE (not to exceed) pricing.

4.     Relationship of the Parties

Supplier is responsible for and will pay all wages, fringe benefits, payroll taxes, insurance, work schedules, and work conditions with respect to its employees, contractors or other resources performing Services under this Agreement.
Supplier will defend, indemnify, and hold Microsoft harmless from and against any action instituted by Supplier personnel against Microsoft for wages, fringe benefits, other compensation, or similar claims under applicable law; and any claims challenging the Supplier's right to dismiss its personnel.

5.     Privacy and Data Protection

(a)     "Personal Information" means any information provided by Microsoft or collected by
Supplier in connection with this A&R SOW

(i)	That identifies or can be used to identify, contact, or locate the person to whom such information pertains; or

(ii)	From which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to: name, address, phone number, fax number, e-mail address, social security number or other government- issued identifier, and credit card information. Additionally, if any other information (e.g., a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then such information is also Personal Information.

(b)
If Supplier collects or accesses any Personal Information as part of performing the Services, Supplier agrees to comply with all applicable requirements contained at http://www.microsoft.com/about/companyinformation/procurement/toolkit/requirements. mspx or as otherwise provided by Microsoft.

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